Exhibit 3.52

OPERATING AGREEMENT

OF

OWENS CORNING INSULATING SYSTEMS, LLC

THIS AGREEMENT is made and entered into as of the 31st day of October, 2006 by Owens Corning Sales, Inc. (formerly known as Owens Corning), a Delaware corporation (the “Initial Member”), as the sole member of Owens Corning Insulating Systems, LLC, a Delaware limited liability company (the “Company”) and any Additional Member who shall hereafter execute this Agreement as a Member of the Company.

PRELIMINARY STATEMENT

WHEREAS, the Initial Member has heretofore caused to be filed a Certificate of Formation with the Secretary of State to organize the Company under and pursuant to the Act;

WHEREAS, upon the terms and subject to the conditions set forth herein, the Initial Member is concurrently with the execution of this Agreement acquiring certain Membership Interests in the Company; and

WHEREAS, in accordance with the Act, each of the Company and the Member desire to enter into this Agreement to set forth the respective rights, powers and interests of the Member with respect to the Company and its Membership Interests therein and to provide for the management of the business and operations of the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

1.1. Act. The Delaware Limited Liability Company Act, Delaware Code Title 6, Chapter 18, as amended from time to time.

1.2. Additional Member. A Member other than the Initial Member who has acquired a Membership Interest in the Company.

1.3. Affiliate. A company with a relationship of an “Affiliate” as defined under the Securities Exchange Act of 1934.

1.4. Agency Agreement. Collectively, the Intercompany Service Agreement, including the Master Sales, Marketing, and Administrative Services Terms and Conditions, effective as of January 1, 2007, by and between the Company and Owens Corning Sales, LLC (the “Agent”), pursuant to which the Agent will maintain the Company’s books and records and perform certain other services on behalf of the Company.

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	1

1.5. Admission (Admit). The act of becoming a Member and obtaining the rights appurtenant to a Membership Interest.

1.6. Agreement. This Agreement including all amendments adopted in accordance with this Agreement and the Act.

1.7. Board of Managers. At any time, the Board of Managers designated in accordance with Section 6.1.

1.8. Capital Contribution. Any Contribution or contribution of services made by or on behalf of a new or existing Member or Assignee as consideration for a Membership Interest.

1.9. Capital Account. The account maintained on the Company’s books and records for the purpose of recording contributions from and distributions to the Members, and other items of income or loss as determined by the Agent to be appropriate.

1.10. Certificate. The Certificate of Formation of the Company as properly adopted and amended from time to time by the Member and filed with the Secretary of State.

1.11. Code. The Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision of any succeeding law.

1.12. Commitment. The obligation of a Member to make a Capital Contribution in the future.

1.13. Company. Owens Corning Insulating Systems, LLC, a limited liability company formed under the laws of the State of Delaware, and any successor limited liability company.

1.14. Company Property. Any Property owned by the Company.

1.15. Contribution. Any contribution of Property made by or on behalf of a new or existing Member or Assignee as consideration for a Membership Interest as shown on the books and records of the Company maintained by the Agent.

1.16. Distribution. A transfer of Property to a Member on account of a Membership Interest as described in Article IX.

1.17. Disposition (Dispose). Any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

1.18. Initial Capital Contribution. The Capital Contribution made by the Member as described in Article VIII.

1.19. Initial Member. Owens Corning Sales, Inc., a Delaware corporation.

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	2

1.20. Majority Vote. With respect to actions taken by Members, the affirmative vote or consent of Members holding at least a majority of the Membership Interests then outstanding and, with respect to actions to be taken by the Board of Managers, the affirmative vote or consent of at least a majority of the Managers then serving on the Board of Managers.

1.21. Managers. At any time, the Persons appointed in accordance with Section 6.1 to serve on the Board of Managers.

1.22. Member. The Initial Member, any transferee of a Member, or any Additional Member, as currently reflected in the Membership Ledger attached as Schedule I. If at any time there is more than one Member, the term “Member” shall mean all Members, and any action that may be taken under this Agreement by the Member may be taken by a majority in interest of the Members.

1.23. Membership. All of the rights of the Member, including the right to share in profits, losses, and distributions and the right to participate in the management of the Company.

1.24. Membership Interest. With respect to any Member at any time, the entire interest of such Member in the Company at such time. Such interest includes, without limitation, (a) all rights of a Member to receive distributions of revenues, allocations of income and loss and distributions of liquidation proceeds under this Agreement and (b) all management rights, voting rights and rights to consent.

1.25. Person. An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a member of a limited liability company under the laws of the State of Delaware.

1.26. Proceeding. Any judicial or administrative trial, hearing, or other activity, civil, criminal or investigative, the result of which may be that a court, arbitrator, or governmental agency may enter a judgment, order, decree, or other determination which, if not appealed and reversed, would be binding upon the Company, a Member, or other Person subject to the jurisdiction of such court, arbitrator, or governmental agency.

1.27. Property. Any property real or personal, tangible or intangible (including goodwill), including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

1.28. Secretary of State. The Secretary of State of the State of Delaware.

1.29. Securities Act. The Securities Act of 1933, as amended.

1.30. Taxing Jurisdiction. Any state, local, or foreign government that collects tax, interest or penalties, however designated, on the Member’s share of the income or gain attributable to the Company.

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	3

ARTICLE II.

FORMATION

2.1. Organization. The Initial Member has caused to be organized the Company as a Delaware limited liability company under and pursuant to the provisions of the Act by the filing of the Certificate with the Office of the Secretary of State as required by the Act. In the event of a conflict between the terms of this Agreement and the Certificate, the terms of the Certificate shall prevail.

2.2. Name. The name of the Company is Owens Corning Insulating Systems, LLC.

2.3. Effective Date. This Agreement shall become effective as of October 31, 2006 (the “Effective Date”).

2.4. Term. The Company shall exist for a period of duration that shall be perpetual, unless the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

2.5. Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate as filed in the office of the Secretary of State. The Board of Managers by Majority Vote or the Agent may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Managers or the Agent shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

2.6. Principal Office. The principal office of the Company shall be located at One Owens Corning Parkway, Toledo, Ohio, or at such place as the Board of Managers by Majority Vote or the Agent may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there for inspection as required by the Act. The Company may have such other offices as the Board of Managers by Majority Vote or the Agent may designate from time to time.

2.7. Qualification in Other Jurisdictions. The Company’s officers and/or the Agent shall cause the Company to be qualified as a foreign organization to conduct business in jurisdictions in which the nature of the Company’s operations or business require it to be so qualified or where it is otherwise deemed to be appropriate.

2.8. No State-Law Partnership. No provisions of this Agreement shall be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or any Member a partner or joint venturer of or with any other Member, for any purposes other than federal and state tax purposes.

2.9. Certificate Evidencing Membership Interest. Company shall not issue certificates evidencing the Membership Interests; provided, however, that if the Agent determines that certificates are necessary or appropriate for any purpose, including but not limited to the purpose of effecting the Member’s pledge of its Members Interest to its lender(s),

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	4

the Agent may cause such certificate(s) to be issued and registered in the name of the Member in accordance with Schedule I. Each Membership Interest, whether or not certificated, shall constitute a “security” governed by Article 8 of the Uniform Commercial Code in effect from time to time in the State of Delaware.

ARTICLE III.

NATURE OF BUSINESS

The purpose of the Company is to (i) provide services, (ii) sell products and (iii) engage in any lawful act, activity, or business not contrary to and for which a limited liability company may be formed under the laws of the State of Delaware. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article III.

ARTICLE IV.

ACCOUNTING AND RECORDS

The Company, through the Agent, shall maintain at the Company’s Principal Office all such accounting and business records that are usually and customarily maintained by a business of this type.

ARTICLE V.

MEMBERS

5.1. Initial Member. The Initial Member of the Company is listed on Schedule I of this Agreement and the address of such Initial Member is as set forth on such Schedule I. As of the date hereof, there are no other Members of the Company and no other Person has any right to take part in the ownership of the Company.

5.2. Admission of Additional Members. Additional Members of the Company may only be added if the addition of any such proposed additional Member is approved in writing, prior to such admission, by all the then existing Members.

5.3. Board of Managers. The Member shall have the sole right to appoint a Board of Managers to manage the Company in accordance with the provisions of Article VI of this Agreement.

5.4. Liability of the Member. The Member shall not be liable for the liabilities of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the Company.

5.5. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	5

or with others. Neither the Company nor any other Member shall have any rights in or to such independent ventures of the Member or the income or profits therefrom by virtue of this Agreement.

ARTICLE VI.

MANAGEMENT OF THE COMPANY

6.1. Management and Board of Managers. The business and affairs of the Company shall be managed by a Board of Managers (the “Board of Managers”), which shall consist of one or more individuals (each, a “Manager” and, collectively, the “Managers”). The number of Managers and the members of the Board of Managers shall be determined and appointed by the Member. Decisions of the Board of Managers shall be presumed to be within its scope of authority and shall be binding upon the Company.

6.1.1. Meetings of the Board of Managers shall be held at the principal place of business of the Company or at any other place that any Manager may determine. In the alternative, meetings may be held by conference telephone or similar communications equipment, provided that each Manager can hear the others. The presence of Managers entitled to exercise a majority of the voting power on the Board of Managers (determined in accordance with Section 6.1.2) shall constitute a quorum for the transaction of business. Any Manager may convene a meeting thereof at the Company’s principal offices designated from time to time pursuant to Section 2.6, upon at least two (2) business days’ prior written notice to the other Managers, or such lesser period of time as to which the Managers may consent (the presence of a Manager at a meeting, without objection, shall be deemed evidence of such consent). The Board of Managers also may make decisions, without holding a meeting, by written consent of all of the Managers sufficient to make the decision at a meeting duly held. Minutes of each meeting and a record of each decision (including written consents) shall be kept by the Secretary of the Company and shall be given to the Board of Managers promptly after the meeting.

6.1.2. Votes of the Managers shall be weighted equally.

6.1.3. Except as otherwise determined by the Member, the Managers shall serve in that capacity without compensation from the Company, but may be reimbursed for expenses.

6.2. Appointment, Removal, and Resignation of Officers. The Board of Managers may appoint such Company officers as the Board of Managers shall determine in its sole discretion, including a President and Chief Executive Officer, one or more Company Vice-Presidents, Chief Financial Officer, Secretary, Treasurer, Assistant Secretary, and Assistant Treasurer, and who shall have such powers and duties as the Board of Managers shall determine in its sole discretion. The Board of Managers may also authorize individuals to act on behalf of the Company for special purpose(s) as designated in a resolution of the Board of Managers. Any officer of the Company may be removed without liability to the Company, with or without cause, by the Board of Managers. The Board of Managers may fill or not fill any vacancy in any office in its sole discretion. Unless otherwise set forth in the action of the Board of Managers appointing such officer, any person appointed to an office shall have the following general powers and responsibilities:

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	6

6.2.1 President. The President shall be the chief executive officer of the Company and shall in general supervise and control all of the business and affairs of the Company. The President may execute, alone or with the Secretary or any other officer of the Company authorized by the Board, any contracts or other instruments which the Board has authorized to be executed or which are permitted by Section 6.4, except in cases where the execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company, or shall be required by law to be otherwise executed, and in general he or she shall perform all duties incident to the office of President and such other duties as from time to time may be prescribed by the Board.

6.2.2 Vice President(s). In the absence of the President or in the event of his or her inability or refusal to act, the Vice President (or in the event there shall be more than one Vice President, the Vice Presidents in the order determined by the Board or, if there shall have been no such determination, then in the order of their election) shall perform the duties of the President and, when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Managers may also designate certain Vice Presidents as being in charge of designated divisions, plants or functions of the Company’s business and add appropriate descriptions to their titles. In addition, any Vice President shall perform such duties as from time to time may be assigned to him or her by the President or the Managers.

6.2.3 Secretary. The Secretary shall (a) keep the minutes of proceedings of the Members, the Board and any committee of the Board in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the Company records; (d) keep a record of the mailing address of each Member and Manager, and (e) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or the Board of Managers.

6.2.4 Treasurer. The Treasurer shall have charge and custody of and be responsible for all funds of the Company, receive and give receipts for moneys due and payable to the Company from any source whatsoever, deposit all such moneys in the name of the Company in such banks or other depositories as the Board of Managers may authorize pursuant to a resolution of general application or the Board of Managers may, by resolution, delegate such authority, disburse the funds of the Company as ordered by the Board or the President or as otherwise required in the conduct of the business of the Company and render to the President or the Board, upon request, an accounting of all his or her transactions as Treasurer and a report on the financial condition of the Company. The Treasurer shall in general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or the Board. If required by the Board, the Treasurer shall give a bond (which shall be renewed regularly), in such sum and with such surety or sureties as the Board shall determine, for the faithful discharge of his or her duties and for the restoration to the Company, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Company

6.3. Board of Managers’ Powers in General. Except as otherwise provided herein, the Board of Managers shall have full and complete charge of all affairs of the Company, and the management and control of the Company’s business shall rest exclusively with the Board of

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	7

Managers. The Board of Managers shall, subject to Section 6.4, possess all power, on behalf of the Company, to do or authorize the Company or to direct officers of the Company, or certain individuals appointed pursuant to Section 6.2, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company.

6.4. Conduct of Business. The Member and the Board of Managers hereby adopt, and agree to be governed by, the Business Conduct/Corporate Policies and other policies, procedures and guidelines of Owens Corning, including but not limited to the Levels of Authority Policy, as such policies may from time to time be set forth on the Owens Corning GlobaLink intranet (or any replacement thereof), for rules governing the conduct of business by the Board of Managers and the Company’s officers and employees.

6.5. Limitation on Powers. The enumeration of powers in this Agreement shall not limit the general or implied powers of the Board of Managers or any additional powers provided by law. Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary, the Board of Managers, the officers, and any individual appointed pursuant to Section 6.2, may not, without the consent of the Member, do any of the following:

6.5.1. Sell or otherwise dispose of, or agree to sell or otherwise dispose of, all or substantially all the assets of the Company.

6.5.2. Merge or consolidate with any other person;

6.5.3. Make, execute, or deliver any assignment for the benefit of creditors;

6.5.4. Do any act in contravention of this Agreement or the Certificate;

6.5.5. Do any act that would make it impossible to carry on the business of the Company; or

6.5.6. Knowingly take any action that would subject the Member in its capacity as a Member to personal liability in any jurisdiction.

ARTICLE VII.

INDEMNIFICATION AND INSURANCE

7.1. Indemnification and Advancement of Expenses.

7.1.1. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he, she or it is or was a Member, officer, employee, representative or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him, her or it in connection with

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	8

such action, suit or proceeding if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Person did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

7.1.2. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, she or it is or was a Member, officer, employee, representative or agent of the Company, or is or was serving at the request of the Company as a director, officer, manager, employee, representative or agent of another corporation, limited liability company, general partnership, limited partnership, joint venture, trust, business trust or other enterprise or entity, against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection with the defense or settlement of such action or suit if he, she or it acted in good faith and in a manner he, she or it reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that a Delaware state court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

7.1.3. To the extent that a Member, officer, employee, representative or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.1.1 and Section 7.1.2, or in defense of any claim, issue or matter therein, he, she or it shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection therewith.

7.1.4. Any indemnification under Section 7.1.1 and Section 7.1.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Member, officer, employee, representative or agent is proper in the circumstances because he, she or it has met the applicable standard of conduct set forth in Section 7.1.1 and Section 7.1.2. Such determination shall be made (i) by the Members by a Majority Vote of Members who were not parties to such action, suit or proceeding (even if such Members constitute less than a quorum of Members), or (ii) if a quorum of disinterested Members so directs, by independent legal counsel in a written opinion.

7.1.5. Expenses (including attorneys’ fees) incurred by a Member or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Member or officer to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	9

pursuant to this Section 7.1. Such expenses (including attorneys’ fees) incurred by other officers, employees, representatives and agents shall be so paid upon such terms and conditions, if any, as the Members deem appropriate.

7.1.6. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

7.1.7. For purposes of this Section 7.1, any reference to the “Company” shall include, in addition to the resulting or surviving entity, any constituent entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees, representatives or agents, so that any Person who is or was a director, officer, manager, member, employee, representative or agent of such constituent entity, or is or was serving at the request of such constituent entity as a director, officer, manager, employee, representative or agent of another entity, limited liability company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 7.1 with respect to the resulting or surviving entity as he or she would have with respect to such constituent entity if its separate existence had continued.

7.1.8. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.1 shall continue as to a Person who has ceased to be a Member, officer, employee, representative or agent and shall inure to the benefit of the heirs, executors and administrators of such Person.

7.1.9. Notwithstanding anything in this Article to the contrary, the Company will not have the obligation of indemnifying any Person with respect to proceedings, claims or actions initiated or brought voluntarily by such Person and not by way of defense.

7.2. Insurance. The Company or its Agent may purchase and maintain insurance or another arrangement on behalf of any Person who is or was a Member, officer, employee, agent or other Person identified in Section 7.1 against any liability asserted against such Person or incurred by such Person in such a capacity or arising out of the status of such a Person, whether or not the Company would have the power to indemnify such Person against that liability under Section 7.1 or otherwise.

7.3. Limit on Liability of Members. The indemnification set forth in this Article VII shall in no event cause the Members to incur any personal liability beyond their total Capital Contributions, nor shall it result in any liability of the Members to any third party.

ARTICLE VIII.

CONTRIBUTIONS

8.1. Initial Capital Contributions. As of the Effective Date, the Initial Member has contributed the sum of One Hundred Dollars ($100) (the “Initial Capital Contribution”).

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	10

8.2. Initial Membership Interests. In consideration of the Initial Capital Contribution, the Initial Member is entitled to the Membership Interests set forth in Schedule I, and the Capital Account set forth in the Company’s books of account.

8.3. Additional Capital Contributions. In addition to the Initial Capital Contribution, the Member may make additional Capital Contributions, which shall be recorded and maintained by the Agent in the Company’s books of account. The Member shall not be obligated to make any additional Capital Contributions.

8.4. Return of Capital Contributions. Except as otherwise provided herein or in the Act, no Member shall have the right to withdraw, or receive any return of, all or any portion of such Member’s Capital Contribution.

8.5. Interest. No interest shall be paid by the Company on Capital Contributions.

8.6. Loans From Members. Loans by a Member to the Company shall not be considered Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the amounts of any such advances shall be a debt of the Company to such Member and shall be payable or collectible only out of the Company assets in accordance with the terms and conditions upon which such advances are made.

ARTICLE IX.

DISTRIBUTIONS

9.1. Distributions. Except as provided in Section 9.2, the Company may make distributions to the Member in accordance with the Agency Agreement.

9.2. Limitations on Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.

ARTICLE X.

TAXES

10.1. Elections. The Agent, on behalf of the Member or the Board of Managers, may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

10.2. Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction require, the Member will submit an agreement indicating that the Member will make timely income tax payments to the Taxing Jurisdiction and that the Member accepts personal jurisdiction of the Taxing Jurisdiction with regard to the collection of income taxes attributable to the Member’s income, and interest, and penalties assessed on such income. If the Member fails to provide such agreement, the Company may withhold and pay over to such Taxing Jurisdiction the amount of tax, penalty, and interest determined under the laws of the Taxing

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	11

Jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a distribution for purposes of Article IX.

10.3. Method of Accounting. The records of the Company shall be maintained on the same method of accounting as that of the Member.

10.4. Allocation of Profit and Loss. Consistent with its classification as an entity disregarded as an entity separate from its owner for federal income tax purposes, all profit or loss of the Company for all taxable periods shall be treated for federal income tax purposes and, to the extent permitted by applicable law, for state and local income and other tax purposes, as realized or incurred directly by the Member.

ARTICLE XI.

DISPOSITION OF MEMBERSHIP INTEREST AND ADMISSION OF

ASSIGNEES AND ADDITIONAL MEMBERS

11.1. Disposition. The Member’s Membership Interest is transferable either voluntarily or by operation of law. The Member may dispose of all or a portion of the Member’s Membership Interest. Upon the transfer of the Member’s Membership Interest, the transferee shall be admitted as a Member at the time the transfer is completed.

11.2. Admission of Additional Members. The Member may admit Additional Members and determine the Capital Contributions of such Member.

11.3. Effect of Admission. Each transferee of the Member and each Additional Member shall join and agree to be bound by this Operating Agreement as a condition to admission to Membership, through execution of the Joinder Agreement attached hereto as Schedule II.

ARTICLE XII.

DISSOLUTION AND WINDING UP

12.1. Events Causing Dissolution. The Company shall be dissolved upon the first of the following events to occur:

12.1.1. The expiration of the term of the Company set forth in the Certificate of Formation, as and if amended;

12.1.2. The written consent of all Members at any time to dissolve and wind up the affairs of the Company;

12.1.3. The occurrence of any other event that causes the dissolution of a limited liability company under the Act.

12.2. Winding Up. If the Company is dissolved pursuant to Section 12.1, the Company’s affairs shall be wound up as soon as reasonably practicable in the manner set forth below.

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	12

12.2.1. The winding up of the Company’s affairs shall be supervised by a liquidator (the “Liquidator”). The Liquidator shall be selected by the Board of Managers by Majority Vote.

12.2.2. In winding up the affairs of the Company, the Liquidator shall have full right and unlimited discretion, in the name of and for and on behalf of the Company to:

(i) Prosecute and defend civil, criminal or administrative suits;

(ii) Collect Company assets, including obligations owed to the Company;

(iii) Settle and close the Company’s business;

(iv) Dispose of and convey all Company Property for cash, and in connection therewith to determine the time, manner and terms of any sale or sales of Company Property, having due regard for the activity and condition of the relevant market and general financial and economic conditions;

(v) Pay all reasonable selling costs and other expenses incurred in connection with the winding up out of the proceeds of the disposition of Company Property;

(vi) Discharge the Company’s known liabilities and, if necessary, to set up, for a period not to exceed five (5) years after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(vii) Distribute any remaining proceeds from the sale of Company Property to the Members;

(viii) Prepare, execute, acknowledge and file articles of dissolution under the Act and any other certificates, tax returns or instruments necessary or advisable under any applicable law to effect the winding up and termination of the Company; and

(ix) Exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Members under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator shall, while acting in such capacity on behalf of the Company, be entitled to the indemnification rights set forth in the Certificate of Formation and in Article VII.

12.3. Compensation of Liquidator. The Liquidator appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and the Board of Managers.

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	13

12.4. Distribution of Company Property and Proceeds of Sale Thereof.

12.4.1. Upon completion of all sales of Company Property, and after payment of all selling costs and expenses, the Liquidator shall distribute the proceeds of such sales, and any Company Property that is to be distributed in kind, to the following groups in the following order of priority:

(i) to satisfy Company liabilities to creditors, including Members who are creditors, to the extent otherwise permitted by law (other than for past due Company distributions), whether by payment or establishment of reserves;

(ii) to satisfy Company obligations to Members and former Members to pay past due Company distributions; and

(iii) to the Members, in accordance with the positive balances in their respective Capital Accounts determined after allocating all items for all periods prior to and including the date of distribution, including items relating to sales and distributions pursuant to this Article XII.

All distributions required under this Section 12.4.1 shall be made to the Members by the end of the taxable year in which the liquidation occurs or, if later, within 90 days after the date of such liquidation.

12.4.2. The claims of each priority group specified above shall be satisfied in full before satisfying any claims of a lower priority group. If the assets available for disposition are insufficient to dispose of all of the claims of a priority group, the available assets shall be distributed in proportion to the amounts owed to each creditor or the respective Membership Interests of each Member in such group.

12.5. Final Audit. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Members a statement that shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and each Member’s pro rata portion of distributions pursuant to Section 12.4.

12.6. Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the Capital Account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Agreement to all Members in proportion to their respective Membership Interests, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	14

ARTICLE XIII.

AMENDMENT

13.1. Agreement May Be Modified. This Agreement may be modified as provided in this Article XII (as the same may from time to time be amended).

13.2. Amendment or Modification of Agreement. This Agreement may be amended or modified from time to time only by a written instrument adopted by the Member and executed by the Member.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

14.1. Entire Agreement. This Agreement represents the entire Agreement of the Member(s) of the Company.

14.2. Rights of Creditors and Third Parties under Agreement. This Agreement is made by the Member for the exclusive benefit of the Company, its Member, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to any Capital Contribution or otherwise.

14.3. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

14.4. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

14.5. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

14.6. Governing Law. This Agreement shall be governed by and construed in accordance with the local, internal laws of the State of Delaware. In particular, this Agreement is intended to comply with the requirements of the Act and the Certificate of Formation. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Act or any provision of the Certificate of Formation, the Act and the Certificate of Formation, in that order of priority, will control.

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	15

14.7. Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

14.8. Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

14.9. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

14.10. Seal. The Company shall not have an official seal; provided, however, that if the Agent determines that a seal is necessary or appropriate for the conduct of the Company’s business in any jurisdiction, whether domestic or foreign, the Agent may cause a seal to be created for the benefit of the Company.

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	16

IN WITNESS WHEREOF, the Member has executed this Agreement to be effective as of the Effective Date.

OWENS CORNING SALES, INC.

By:
John W. Christy, Assistant Secretary

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	17

SCHEDULE I

Membership Ledger

Member Name and Address	Date	Percentage Interest

Owens Corning Sales, Inc. One Owens Corning Parkway Toledo, Ohio 43659	October 31, 2006	100%

Owens Corning Sales, LLC (successor in interest to Owens Corning Sales, Inc.) transferred the entire membership interest to:	January 1, 2007

Owens Corning One Owens Corning Parkway Toledo, Ohio 43659		100%

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	18

SCHEDULE II

Joinder Agreement

Reference is made to the Operating Agreement of Owens Corning Insulating Systems, LLC effective as of October 31, 2006 (the “Agreement”). Capitalized terms used herein shall have the meanings set forth in the Agreement, unless otherwise defined here.

Pursuant to Section 11.3 of the Agreement, the undersigned transferee or Additional Member: (1) confirms that it hereby makes each of the investment representations set forth in Section 5.3 of the Agreement, and (2) agrees to be bound by all the terms and conditions of the Operating Agreement.

IN WITNESS WHEREOF, this Joinder Agreement has been executed by an authorized representative of the undersigned, as of January 1, 2007.

OWENS CORNING

By:
John W. Christy Authorized Representative

#1158095v1 Operating Agreement Owens Corning Insulating Systems, LLC	19